                                                                  EXHIBIT (C)(1)



                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                GTE CORPORATION

                         GTE MASSACHUSETTS INCORPORATED

                                      AND

                                BBN CORPORATION

                            DATED AS OF MAY 5, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                        ARTICLE 1.
 THE OFFER................................................................   1
    Section 1.1  The Offer...............................................    1
    Section 1.2  Company Actions.........................................    2
    Section 1.3  Stockholder Lists.......................................    3
    Section 1.4  Composition of the Board of Directors; Section 14(f)....    3
    Section 1.5  Action by Continuing Directors..........................    3
                                        ARTICLE 2.
 THE MERGER...............................................................   3
    Section 2.1  The Merger..............................................    3
    Section 2.2  Effective Time..........................................    4
    Section 2.3  Effects of the Merger...................................    4
    Section 2.4  Articles of Organization and By-Laws....................    4
    Section 2.5  Directors...............................................    4
    Section 2.6  Officers................................................    4
    Section 2.7  Conversion of Shares....................................    4
    Section 2.8  Conversion of Purchaser's Common Stock..................    5
    Section 2.9  Stock Options...........................................    5
                 Restricted Stock Conversion and Directors Defined
    Section 2.10 Compensation............................................    6
    Section 2.11 Employee Stock Purchase Plan............................    7
    Section 2.12 Stockholders' Meeting...................................    7
    Section 2.13 Closing.................................................    8
                                        ARTICLE 3.
 DISSENTING SHARES; EXCHANGE OF SHARES....................................   8
    Section 3.1  Dissenting Shares.......................................    8
    Section 3.2  Exchange of Shares......................................    8
                                        ARTICLE 4.
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................   9
    Section 4.1  Organization............................................    9
    Section 4.2  Capitalization..........................................   10
    Section 4.3  Authority...............................................   10
    Section 4.4  No Default; Effect of Agreement.........................   10
    Section 4.5  Financial Statements; SEC Reports.......................   11
    Section 4.6  Absence of Certain Changes or Events....................   11
    Section 4.7  Compliance with Law; Litigation.........................   12
    Section 4.8  Environmental Matters...................................   12
    Section 4.9  Governmental Authorizations and Regulations.............   12
    Section 4.10 Schedule 14D-9, Offer Documents and Schedule 14D-1......   12
    Section 4.11 Brokers.................................................   12
    Section 4.12 Employee Agreements and Benefits........................   13
    Section 4.13 Fairness Opinion........................................   14
    Section 4.14 Material Agreements.....................................   14
    Section 4.15 Title to Properties; Encumbrances.......................   14
    Section 4.16 Intellectual Property...................................   15
    Section 4.17 Tax Matters.............................................   15
    Section 4.18 Interested Party Transactions...........................   17
    Section 4.19 Government Contracts....................................   17
    Section 4.20 Takeover Statutes.......................................  18

                                                                           PAGE
                                                                           ----
                                        ARTICLE 5.
 REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER...................  18
    Section 5.1  Organization............................................   18
    Section 5.2  Authority...............................................   18
    Section 5.3  Schedule 14D-1, Offer Documents and Schedule 14D-9......   18
    Section 5.4  Effect of Agreement.....................................   18
    Section 5.5  Financing...............................................   19
    Section 5.6  Brokers.................................................   19
                                        ARTICLE 6.
 COVENANTS................................................................  19
    Section 6.1  No Solicitation.........................................   19
    Section 6.2  Appraisal Rights........................................   20
    Section 6.3  Conduct of Business of the Company......................   20
    Section 6.4  Access and Information..................................   22
    Section 6.5  Certain Filings, Consents and Arrangements..............   22
    Section 6.6  State Takeover Statutes.................................   23
    Section 6.7  Compliance with Antitrust Laws..........................   23
    Section 6.8  Press Releases..........................................   23
    Section 6.9  Indemnification; Insurance..............................   23
    Section 6.10 Notification of Certain Matters.........................   24
    Section 6.11 Fees and Expenses.......................................   24
    Section 6.12 Actions Regarding the Rights............................   24
    Section 6.13 Shareholder Litigation..................................   24
                                        ARTICLE 7.
 CONDITIONS TO THE MERGER.................................................  25
                 Conditions to the Obligations of Parent, Purchaser and
    Section 7.1  the Company.............................................   25
    Section 7.2  Conditions to the Obligations of Parent and Purchaser...   25
    Section 7.3  Condition to the Company's Obligation...................   25
    Section 7.4  Exception...............................................   26
                                        ARTICLE 8.
 MISCELLANEOUS............................................................  26
    Section 8.1  Termination.............................................   26
    Section 8.2  Effect of Termination...................................   27
                 Non-Survival of Representations, Warranties and
    Section 8.3  Agreements..............................................   28
    Section 8.4  Waiver and Amendment....................................   28
    Section 8.5  Entire Agreement........................................   28
    Section 8.6  Applicable Law..........................................   28
    Section 8.7  Headings................................................   28
    Section 8.8  Notices.................................................   28
    Section 8.9  Counterparts............................................   29
    Section 8.10 Parties in Interest; Assignment.........................   29
    Section 8.11 Specific Performance....................................   29
    Section 8.12 Certain Undertakings of Parent..........................   29
    Section 8.13 Interpretation..........................................   30
    Section 8.14 Severability............................................   30
    Exhibit A    Conditions of the Offer..................................  A-1
    Exhibit B    Form of Termination Option..............................  B-1

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of May 5, 1997 (this "AGREEMENT"), among GTE CORPORATION, a New York corporation ("PARENT"), GTE MASSACHUSETTS INCORPORATED, a Massachusetts corporation and a wholly owned subsidiary of Parent ("Purchaser"), and BBN CORPORATION, a Massachusetts corporation (the "COMPANY").

                                   RECITALS

  WHEREAS, the Boards of Directors of the Company, Parent and Purchaser deem it advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions set forth in this Agreement;

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                  ARTICLE 1.
                                   THE OFFER

  SECTION 1.1 The Offer.

  (a) Subject to this Agreement not having been terminated in accordance with the provisions of Section 8.1 hereof, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable, but in no event later than five business days from the date of the public announcement of the terms of this Agreement or the Offer, commence an offer to purchase for cash (as it may be amended in accordance with the terms of this Agreement, the "OFFER") all shares of common stock, $1.00 par value, of the Company (including the common stock purchase rights referred to in Section 6.12 hereof (collectively, the "SHARES")) outstanding immediately prior to the consummation of the Offer, subject to the conditions set forth in Exhibit A hereto (the "CONDITIONS"), at a price of $29.00 per Share, net to the seller in cash. Subject to this Agreement not having been terminated in accordance with the provisions of
Section 8.1 hereof and to the Conditions, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for all Shares validly tendered pursuant to the Offer, and not withdrawn prior to the expiration date of the Offer, as promptly as practicable following the expiration date of the Offer. If all of the Conditions are not satisfied on the initial expiration date of the Offer, and the Agreement has not been terminated in accordance with the provisions of Section 8.1, Parent shall, and shall cause Purchaser to, extend (and re-extend) the Offer to provide time to satisfy such Conditions provided that Purchaser or Parent may but in no event shall be obligated to extend the period of time the Offer is open beyond August 15, 1997 or, if Purchaser has elected, in its judgment, to extend the Offer beyond August 15, 1997 pursuant to the last sentence of this Section 1.1(a), November 15, 1997 (such applicable date being known as the "Final Termination Date"). Purchaser expressly reserves the right to amend the terms and conditions of the Offer; provided, that without the consent of the Company, no amendment may be made which (i) decreases the price per Share or changes the form of consideration payable in the Offer, (ii) decreases the number of Shares sought, or (iii) imposes additional conditions to the Offer or amends any other term of the Offer in any manner adverse to the holders of Shares (it being understood that extensions of the Offer as contemplated by this Section 1.1(a) are not adverse to the holders of Shares). Notwithstanding the foregoing, Purchaser shall, in its judgment, have right to extend and re-extend the Offer, from time to time, but in no event beyond November 15, 1997, if it believes that such extension is advisable in order to facilitate the orderly transition of the business of the Company and preserve and maintain the Company's business relationships.

  (b) The Company will not, nor will it permit any of its Subsidiaries (as defined below) to, tender into the Offer any Shares beneficially owned by it. For purposes of this Agreement, "SUBSIDIARY" means, as to any Person (as defined below), any corporation, limited liability company, partnership or joint venture, whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (other than stock having such voting power solely by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person and/or one or more of its Subsidiaries or (ii) in the case of a limited liability company, partnership or joint venture, in which such Person or a Subsidiary of such Person is a managing member, general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries. For purposes of this Agreement, "PERSON" means any individual, corporation, company, voluntary association, limited liability company, partnership, joint venture, trust, unincorporated organization or other entity.

  (c) On the date of the commencement of the Offer, Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 with respect to the Offer which will contain an offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing of such Offer Documents with the SEC. Purchaser agrees to provide the Company and its counsel copies of any written comments Purchaser and its counsel may receive from the SEC or its staff with respect to the Offer Documents and a summary of any such comments received orally promptly after the receipt thereof.

  SECTION 1.2 Company Actions. The Company hereby consents to the Offer and represents that its Board of Directors (the "BOARD" or "BOARD OF DIRECTORS") (at a meeting duly called and held) has unanimously (i) approved the Offer and the Merger (as defined in Section 2.1 hereof), as provided in Section 78 of the Business Corporation Law of the Commonwealth of Massachusetts, as amended (the "MASSACHUSETTS BCL"), (ii) determined that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the stockholders of the Company. The Company further represents that Alex. Brown & Sons Incorporated (the "FINANCIAL ADVISOR") has delivered to the Board its opinion to the effect that, as of the date of this Agreement, the cash consideration to be received by the holders of Shares (other than Parent and its affiliates) in the Offer and the Merger is fair to such holders from a financial point of view. Subject to its fiduciary duties under applicable Laws (as defined in Section 2.4) as advised as to legal matters by outside counsel, the Company hereby agrees to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") containing the recommendation referred to in clause (iii) above with the SEC (and the information required by Section 14(f) of the Securities Exchange Act of 1934, as amended (together with all rules and regulations thereunder, the "EXCHANGE ACT"), so long as Parent shall have furnished such information to the Company in a timely manner) and to mail such Schedule 14D-9 to the stockholders of the Company. The Company will use its best efforts to cause the Schedule 14D-9 to be filed on the same date as Purchaser's Schedule 14D-1 is filed and mailed together with the Offer Documents; provided, that in any event the Schedule 14D-9 shall be filed and mailed no later than 10 business days following the commencement of the Offer. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the Company's filing of the Schedule 14D-9 with the SEC. The Company agrees to provide Parent and its counsel copies of any written comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 and a summary of any such comments received orally promptly after the receipt thereof. Parent, Purchaser and the Company each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that any such information shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case as and to the extent required by applicable securities laws.

  SECTION 1.3 Stockholder Lists. In connection with the Offer, at the request of Parent or Purchaser, from time to time after the date hereof, the Company will promptly furnish Purchaser with mailing labels, security position listings and any available listing or computer file maintained for or by the Company containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Purchaser with such additional information reasonably available to the Company and assistance as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Purchaser and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information in their possession.

  SECTION 1.4 Composition of the Board of Directors; Section 14(f). In the event that Purchaser acquires at least a majority of the Shares outstanding pursuant to the Offer, Parent shall be entitled to designate for appointment or election to the Board, upon written notice to the Company, such number of persons so that the designees of Parent constitute the same percentage (but in no event less than a majority) of the Board (rounded up to the next whole number) as the percentage of Shares acquired pursuant to the Offer. Effective upon such purchase of at least a majority of the Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer), the Company will increase the size of the Board or obtain the resignation of such number of directors as is necessary to enable such number of Parent designees to be so elected. In connection therewith, the Company will mail to the stockholders of the Company the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder unless such information has previously been provided to such stockholders in the Schedule 14D-9. Parent and Purchaser shall provide to the Company in writing, and will be solely responsible for, any information with respect to such companies and their nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Notwithstanding the provisions of this Section 1.4, the parties hereto shall use their respective reasonable best efforts to ensure that at least two of the members of the Board shall, at all times prior to the Effective Time (as defined in Section 2.2 hereof) be, Continuing Directors (as defined below). For purposes hereof, the term "CONTINUING DIRECTOR" shall mean
(i) any member of the Board as of the date hereof, (ii) any member of the Board who is unaffiliated with, and not a designee or nominee of Parent or Purchaser, or (iii) any successor of a Continuing Director who is (A) unaffiliated with, and not a designee or nominee, of Parent or Purchaser, and
(B) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board, and in each case under clause (iii) who is not an employee of the Company.

  SECTION 1.5 Action by Continuing Directors. Following the election or appointment of Purchaser's designees pursuant to Section 1.4 and prior to the Effective Time (as defined below), any amendment of this Agreement or any amendment to the Articles of Organization or By-Laws of the Company inconsistent with this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or any waiver of any of the Company's rights hereunder will require the concurrence of a majority of the Continuing Directors.

                                  ARTICLE 2.
                                  THE MERGER

   SECTION 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the applicable provisions of the Massachusetts BCL, Purchaser shall be merged (the

"MERGER") with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in Article 7 hereof or, subject to Section 1.5, on such other date as the parties hereto may agree. Following the Merger the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of Purchaser shall cease.

  SECTION 2.2 Effective Time. The Merger shall become effective by filing with the Secretary of State of Massachusetts of articles of merger in accordance with the relevant provisions of the Massachusetts BCL in a form reasonably acceptable to Parent and the Company (the "ARTICLES OF MERGER"). The time at which the Merger becomes effective is referred to as the "EFFECTIVE TIME."

  SECTION 2.3 Effects of the Merger. The Company will continue to be governed by the laws of the Commonwealth of Massachusetts, and the separate corporate existence of the Company and all of its rights, privileges, powers and franchises as well of a public as of a private nature, and being subject to all of the restrictions, disabilities and duties as a corporation organized under the Massachusetts BCL, will continue unaffected by the Merger. The Merger will have the effects specified in the Massachusetts BCL. As of the Effective Time the Company shall be a wholly-owned Subsidiary of Parent.

  SECTION 2.4 Articles of Organization and By-Laws. The Articles of Organization and By-laws of the Company as in effect at the Effective Time (including such amendments to the Articles of Organization as are effected by the Articles of Merger) shall be the Articles of Organization and By-laws of the Surviving Corporation, until amended in accordance with applicable Law (as defined below). For purposes of this Agreement, (i) "LAW" or "LAWS" means any valid constitutional provision, statute, ordinance or other law (including common law), rule, regulation, decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity (as defined below), as any of these may be in effect from time to time, and (ii) "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

  SECTION 2.5 Directors. The directors of Purchaser at the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Organization and By-laws of the Surviving Corporation, or as otherwise provided by Law.

  SECTION 2.6 Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Organization and By-laws of the Surviving Corporation, or as otherwise provided by Law.

  SECTION 2.7 Conversion of Shares.

  (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or held by any wholly-owned Subsidiary, and other than Dissenting Shares (as defined in Section 3.1 hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $29.00 in cash, or any higher price paid per Share in the Offer (the "MERGER PRICE"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share.

  (b) At the Effective Time, each Share held in the treasury of the Company or held by any wholly owned Subsidiary of the Company and each Share held by Parent or any wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist.

  SECTION 2.8 Conversion of Purchaser's Common Stock. Each share of common stock, $0.01 par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation.

  SECTION 2.9 Stock Options. The Company shall not grant to any non-employees, including non-employee members of the Board of Directors ("Directors"), and former employees (collectively "NON-EMPLOYEES"), or to any current employees any options to purchase Shares, stock appreciation rights, restricted stock, restricted stock units or any other real or phantom stock or stock equivalents on or after the date of this Agreement except as set forth in Attachment A to
Schedule 4.2(a). Options to acquire Shares which are outstanding as of the date of this Agreement and which were granted to employees or Non-Employees under any stock option plan, program or similar arrangement of the Company or any Subsidiaries ("Options"), other than Options described in Sections 2.10 and 2.11, shall be treated as follows:

    (i) Each current employee as of the date of this Agreement whose annual base salary as of the date of this Agreement is $80,000 or more ("Key Employee") and who is holding Options which have an exercise price ("Exercise Price") less than the Closing Price (as defined below) ("In the Money Options") and which are vested as of the Closing Date shall be given the opportunity by the Company to make an irrevocable election on a grant by grant basis to be effective immediately following the Closing Date to receive in exchange for cancellation of each such vested In the Money Option either (A) a credit to an individual deferred compensation book account equal to the excess of the Closing Price of a Share over the Exercise Price of such In the Money Option times the number of Shares subject to such In the Money Option, such deferred compensation book account to have the terms described below, or (B) an option to purchase a number of shares of Parent common stock (a "Parent Option") equal to 150% of the number of Shares subject to the Key Employee's In the Money Option; provided that (x) the Parent Option received in the exchange shall be fully vested and have the same expiration date as the vested In the Money Option exchanged therefor, (y) the Exercise Price of the Parent Option shall equal the Fair Market Value (as defined below), and (z) the Parent Option shall be governed by the provisions of the GTE Corporation 1997 Long-Term Incentive Plan ("LTIP") and by applicable LTIP award agreements. For purposes of this Section 2.9(i), the deferred compensation book account shall be denominated in Parent phantom stock units, and dividend equivalent payments shall be credited to such deferred compensation book account at such time and in such manner as dividends are paid on Parent common stock. Before the third anniversary of the day of the Closing Date, no distribution may be made in respect of the deferred compensation book account to a Key Employee who is employed by Parent or an affiliate of Parent. The dividend equivalent payments on the deferred compensation book account shall be subject to forfeiture in the event the Key Employee is not employed by Parent or an affiliate of Parent on any date that precedes the third anniversary of the day of the Closing Date. Parent shall determine administrative procedures and provisions with regard to the deferred compensation book account. In the event a Key Employee does not make an irrevocable election described in this Section 2.9(i) before the Closing Date, the Key Employee shall be deemed to have irrevocably elected the deferred compensation book account credit as described in clause (A) above and all In the Money Options shall be canceled. For purposes of this
  Section 2.9, Section 2.10, and Section 2.11, (i) "Closing Price" shall mean the purchase price per share of the Shares as set forth in Section 1.1(a),
  (ii) "Fair Market Value" shall mean the average of the high and low sales price of the Parent common stock on the composite tape of the New York Stock Exchange issues as of the Closing Date, or, in the event that no trading occurs on such day, then the applicable value shall be determined on the last preceding day on which trading took place and (iii) "Closing Date" shall mean the day of the consummation of the Offer.

    (ii) Each current employee whose annual base salary as of the date of this Agreement is less than $80,000 ("Employee") who is holding In the Money Options which are vested as of the

  Closing Date shall be given the opportunity by the Company to make an irrevocable election on a grant by grant basis to be effective immediately following the Closing Date to receive in exchange for cancellation of each such vested In the Money Option either (A) a cash payment equal, for each such In the Money Option, to the excess of the Closing Price of a Share over the Exercise Price of such In the Money Option times the number of Shares subject to such In the Money Option, or (B) a Parent Option to purchase a number of shares of Parent common stock equal to 150% of the number of Shares subject to the Employee's In the Money Option; provided that (x) the Parent Option received in the exchange shall be fully vested and have the same expiration date as the vested In the Money Option exchanged therefor, (y) the Exercise Price of the Parent Option shall equal the Fair Market Value, and (z) the Parent Option shall be governed by the provisions of the LTIP and by applicable LTIP award agreements. In the event an Employee does not make an irrevocable election described in this
  Section 2.9(ii) before the Closing Date, the Employee shall be deemed to have irrevocably elected the cash payment described in clause (A) above, and all In the Money Options shall be canceled.

    (iii) Options of Key Employees or Employees which have an Exercise Price equal to or in excess of the Closing Price ("Under-Water Options"), regardless of whether such Under-Water Options are vested as of the Closing Date, shall immediately following the Closing Date, be canceled and exchanged for Parent Options to purchase a number of shares of Parent common stock equal to 100% of the number of Shares subject to the Key Employee's or Employee's Under-Water Options; provided that (x) the Parent Options received in the exchange shall have the same vesting schedule and expiration date as the Under-Water Options exchanged therefor, (y) the Exercise Price of the Parent Options shall equal the Fair Market Value, and
  (z) the Parent Options shall be governed by the provisions of the LTIP and by applicable LTIP award agreements. Notwithstanding the foregoing, if, on or after the date of this Agreement, a Key Employee exercises vested In the Money Options that, on the date of this Agreement, represent 50% or more of the dollar value of the Key Employee's vested In the Money Options, all of such Key Employee's Under-Water Options shall be canceled immediately, the exchange provisions of this Section 2.9(iii) shall not apply to such Key Employee, and such Key Employee shall receive the sum of one dollar ($1.00) as good and valuable consideration for all of such Key Employee's Under-Water Options. For purposes of the immediately preceding sentence, the dollar value of a vested In the Money Option shall be equal to the excess of the Closing Price over the Exercise Price of such In the Money Option times the number of Shares subject to the vested In the Money Option.

    (iv) In the Money Options of individuals who are Non-Employees as of the date of this Agreement, including Directors, which are vested as of the Closing Date shall, immediately following the Closing Date, be canceled and exchanged for a cash payment equal, for each vested In the Money Option, to the excess of the Closing Price of a Share over the Exercise Price of such In the Money Option times the number of Shares subject to such In the Money Option. All other Options of Non-Employees, including Directors, shall be canceled immediately as of the Closing Date and each such Non-Employee shall receive the sum of one dollar ($1.00) as good and valuable consideration for all such Options.

    (v) With respect to In the Money Options of Key Employees, Employees, and Non-Employees, including Directors, the Board of Directors or an appropriate committee thereof, shall provide for the full and immediate vesting of such In the Money Options as of the Closing Date. Except as provided in the immediately preceding sentence on or after the date of this Agreement, the Board of Directors shall not make any other changes to the terms and conditions of any outstanding Options, stock appreciation rights, restricted stock, restricted stock units or any other real or phantom stock or stock equivalents.

  SECTION 2.10 Restricted Stock Conversion and Directors Deferred
Compensation.

  (a) Notwithstanding anything herein to the contrary other than Section 2.10(b) below, on the Closing Date, employees of the Company who hold Shares subject to a risk of forfeiture within the meaning of Section 83(a) of the Internal Revenue Code of 1986, as amended, (the "CODE"), or Options with an exercise price of zero dollars ($0.00) ("Restricted Stock") shall receive in exchange for such Restricted Stock a right to receive a number of Parent phantom stock units pursuant to a phantom stock plan ("Phantom Stock Units") determined by dividing (A) the product of
(i) the number of shares of Restricted Stock held by such employee on the Closing Date, and (ii) the Closing Price, by (B) the Fair Market Value. Such Phantom Stock Units shall be credited with dividend equivalent units at such time and in such manner as dividends are normally paid on Parent common stock, and the Phantom Stock Units and dividend equivalent units shall be subject to the same vesting schedule as the Restricted Stock which was exchanged for the Phantom Stock Units. Upon the Phantom Stock Units vesting, the employee shall receive payment of the vested amounts in cash (less applicable withholding taxes). Parent shall determine administrative procedures and provisions with regard to Phantom Stock Units.

  (b) Immediately following the Closing Date, Restricted Stock purchased by two Key Employees and three Directors pursuant to the Company's 1996 Restricted Stock Plan shall no longer be subject to a risk of forfeiture within the meaning of Section 83(a) of the Code and shall be tendered to Purchaser in exchange for cash equal to the Closing Price times the number of Shares so tendered.

  (c) At the Closing Date, Company stock units in the deferred compensation account of each Director who participates in the Company's Deferred Compensation Plan for Directors (the "DCP") will be converted into a number of Parent Phantom Stock Units determined by dividing (A) the product of (i) the number of Company stock units credited to the Director's deferred compensation account under the DCP as of the Closing Date, and (ii) the Closing Price, by
(B) the Fair Market Value. Such Phantom Stock Units shall be credited with dividend equivalent units at such time and in such manner as dividends are paid on Parent common stock. A cash payment equal to the Phantom Stock Units shall be made to the Directors as soon as practicable after January 1, 1998. Parent shall determine administrative procedures and provisions with regard to Phantom Stock Units.

  SECTION 2.11 Employee Stock Purchase Plan. Prior to the Closing Date, the Board of Directors, or an appropriate committee thereof, shall cause written notice of this Agreement to be given to persons holding "options" (as defined in the Company's Employee Stock Purchase Plan ("ESPP")) to purchase Shares ("Purchase Rights") under the ESPP. Immediately following the Closing Date, all Purchase Rights shall be accelerated as if the day of the Closing Date was the last day of the "option period" (as defined in the ESPP), such Purchase Rights shall be automatically canceled and terminated on such day and the contributions to the ESPP during such option period shall be refunded to the holder of the Purchase Right (the "Refund Amount"), and each holder of a Purchase Right shall be entitled to receive as soon as practicable thereafter from the Company in consideration for such cancellation an amount in cash (less applicable withholding taxes, but without interest) equal to (a) the product of (i) the number of Shares (and fractions thereof) subject to such Purchase Right of such holder as of the Closing Date, multiplied by (ii) the Closing Price, less (b) the Refund Amount of such holder. The foregoing is subject to the right of an ESPP participant to terminate the participant's payroll deduction authorization under the ESPP and to cancel the participant's option and withdraw from the ESPP at any time prior to the day of the Closing Date.

  SECTION 2.12 Stockholders' Meeting. If required by applicable Law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable Law, its Articles of Organization and its By-laws, as soon as practicable:

  (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action upon this Agreement (the "STOCKHOLDERS' MEETING");

  (ii) subject to its fiduciary duties under applicable Laws as advised as to legal matters by counsel, include in the proxy statement or information statement prepared by the Company for distribution to stockholders of the Company in advance of the Stockholders' Meeting in accordance with Regulation 14A or Regulation 14C promulgated under the Exchange Act (the "PROXY STATEMENT") the recommendation of the Board referred to in Section 1.2 hereof; and

  (iii) use its reasonable efforts to (A) obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders following the consummation of the Offer and (B) obtain the necessary approvals of this Agreement and the Merger by its stockholders.

  Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement and will vote, or cause to be voted, all Shares owned by it or its Subsidiaries in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

  SECTION 2.13 Closing. Prior to the filings referred to in Section 2.2, a closing will be held at the offices of O'Melveny & Myers LLP, 153 East 53rd Street, New York, New York (or such other place as the parties may agree), for the purpose of confirming all of the foregoing. The closing will take place one business day after the later of (i) the business day immediately following the receipt of approval or adoption of this Agreement by the Company's stockholders and (ii) the business day on which the last of the conditions set forth in Article 7 is satisfied or duly waived, or at such other time as the parties may agree.

                                  ARTICLE 3.
                     DISSENTING SHARES; EXCHANGE OF SHARES

  SECTION 3.1 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have perfected any dissenters' rights provided under the Massachusetts BCL, if applicable (the "DISSENTING SHARES"), shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.7(a) of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment under the Massachusetts BCL. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided for in Section 2.7(a) of this Agreement, without any interest thereon.

  SECTION 3.2 Exchange of Shares.

  (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent in the Merger (the "EXCHANGE AGENT"). Immediately prior to the Effective Time, Parent will take all steps necessary to enable and cause the Company to deposit with the Exchange Agent the funds necessary to make the payments contemplated by Section 2.7(a) on a timely basis.

  (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "CERTIFICATES") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor, in each case customary for transactions such as the Merger.

Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Section 2.7(a) hereof, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 3.2, each Certificate (other than Certificates representing Shares held by Parent or any wholly owned Subsidiary of Parent, Shares held in the treasury of the Company or held by any wholly owned Subsidiary of the Company and Dissenting Shares) shall represent for all purposes only the right to receive the consideration set forth in Section 2.7(a) hereof, without any interest thereon.

  (c) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided in Section 2.7(a) hereof in accordance with the procedures set forth in this Article 3.

                                  ARTICLE 4.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  Except as otherwise disclosed to Parent and Purchaser in a schedule delivered to them at or prior to the execution hereof (the "DISCLOSURE SCHEDULE") with respect to matters specifically set forth in this Article 4, the Company represents and warrants to each of Parent and Purchaser as follows:

  SECTION 4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Section 4.1 of the Disclosure Schedule lists all Subsidiaries of the Company. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization except where the failure to be so organized, existing and in good standing would not in the aggregate be reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries have all necessary corporate power and authority to own their respective properties and assets and to carry on their respective businesses as now conducted and are duly qualified or licensed to do business as foreign corporations in good standing in all jurisdictions in which the character or the location of the assets owned or leased by any of them or the nature of the business conducted by any of them requires licensing or qualification except where the failure to be so qualified would not in the aggregate be reasonably expected to have a Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" shall mean any change, effect, matter or circumstance that has or would reasonably be expected to have a material adverse effect on the business, assets or properties (including intangible assets or properties), liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, other than any such changes, effects or circumstances (i) specifically referred to in the Disclosure Schedule, (ii) generally affecting the United States economy or
(iii) resulting from both (x) the proposed acquisition of Company and (y) the fact that the acquiror is Parent. Section 4.1 of the Disclosure Schedule lists the current directors and executive officers of the Company. True, correct and complete copies of the articles of organization and bylaws of the Company as in effect on the date hereof have been delivered to Parent.

  SECTION 4.2 Capitalization.

  (a) On the date hereof, the authorized capital stock of the Company consists solely of 100,000,000 Shares. As of the opening of business on the date hereof, (i) 21,230,097 Shares were validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, (ii) 3,733,729 Shares would be issuable upon exercise of outstanding Options (both vested and unvested), (iii) 2,823,000 Shares would be issuable upon exercise of the Company's 6% Convertible Subordinated Notes due 2012 (the "SUBORDINATED NOTES"), and (iv) 4,225,000 Shares were reserved for issuance upon exercise of the Termination Option as defined in Section 8.2. Except for the Stock Options, Subordinated Notes, the Rights (as defined in Section 6.12 hereof) and the Termination Option, and except as set forth in Section 4.2(a) of the Disclosure Schedule, Shares issued pursuant thereto and as set forth above in this Section 4.2(a), there are no shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its securities.

  (b) Except as set forth in Section 4.2(b) of the Disclosure Schedule, the Company or one of its Subsidiaries owns all of the outstanding shares of capital stock of each Subsidiary of the Company. Section 4.2(b) of the Disclosure Schedule sets forth each other Person whose equity securities are held by the Company or any of its Subsidiaries (the "MINORITY OWNED ENTITIES") and the percentage interest held by the Company or such Subsidiary. Except as set forth in Section 4.2(b) of the Disclosure Schedule, there are not now, and there will not be as a result of the transactions contemplated by this Agreement (including the Offer and the Merger), any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Company's Subsidiaries or otherwise obligating the Company or any such Subsidiary to issue, transfer or sell any such securities.

  (c) Except as set forth in Section 4.2(c) of the Disclosure Schedule, there are no voting trusts or shareholder agreements or agreements providing for the issuance of capital stock to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company, any of its Subsidiaries or any of the Minority Owned Entities.

  SECTION 4.3 Authority. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to approval of the Merger, if necessary, by the stockholders of the Company as provided in Section 2.12. This Agreement and the Merger have been unanimously approved by the Board of Directors. This Agreement has been duly executed and delivered by, and is a valid and binding obligation of, the Company enforceable against the Company in accordance with its terms, except as (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the courts before which any proceedings thereafter may be brought. The Board has unanimously determined that the Offer and the Merger are fair and in the best interests of the Company and its stockholders and has unanimously resolved to recommend acceptance of the Offer and approval of the Merger by the Company's stockholders.

  SECTION 4.4 No Default; Effect of Agreement. Except as set forth in Section
4.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the making and consummation of the Offer, will not constitute a breach or violation of or default under, nor is the Company or any of its

Subsidiaries otherwise in breach or violation of or default under, (i) the charter or the bylaws of the Company or such Subsidiary, as the case may be,
(ii) any applicable Laws, (iii) any Permit (as defined in Section 4.9 hereof) issued by any Governmental Entity or otherwise, or (iv) any Material Contract, other than, in the case of (i) through (iv) above, such breaches, violations and defaults that would not in the aggregate have a Material Adverse Effect. Except for compliance with the HSR Act (as defined below), the Exchange Act, the securities laws of the various states, stockholder approval of the Merger, and the filing of articles of merger pursuant to the Massachusetts BCL, the consummation of the transactions contemplated hereby by the Company will not require the consent or approval of or filing with any Governmental Entity or other third party, other than consents and approvals the failure of which to be obtained would not in the aggregate reasonably be expected to have a Material Adverse Effect.

  SECTION 4.5 Financial Statements; SEC Reports.

  (a) Since June 30, 1993, the Company has filed with the SEC all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy materials, registration statements and other materials required to be filed by it pursuant to the federal securities laws and has made all other filings with the SEC required to be made (collectively, the "SEC FILINGS"). Except as set forth in Section 4.5(a) of the Disclosure Schedule, the SEC Filings did not (as of their respective filing dates, mailing dates or effective dates, as the case may be) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  (b) The audited and unaudited consolidated financial statements of the Company included in the SEC Filings present fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and changes in financial position for the respective periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (except as stated in such financial statements or notes thereto). The foregoing sentence is subject, in the case of the unaudited financial statements, to normal year-end audit adjustments. Except as set forth in Section 4.5(b) of the Disclosure Schedule or as disclosed in the Annual Report on Form 10-K for the fiscal year ended June 30, 1996, or in subsequent SEC Filings made prior to the date hereof, the Company and its Subsidiaries have no liabilities, contingent or otherwise, that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with generally accepted accounting principles as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries as at June 30, 1996 (the "BALANCE SHEET"). None of the Company's Subsidiaries is required to file any statements or reports with the SEC.

  SECTION 4.6 Absence of Certain Changes or Events. Except as disclosed in the SEC Filings made prior to the date hereof or in Section 4.6 of the Disclosure Schedule, since June 30, 1996, there has not been (i) any Material Adverse Effect; (ii) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Company and its Subsidiaries;
(iii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to the capital stock of the Company;
(iv) any split-up, combination or reclassification of the Shares or the capital stock of any such Subsidiary; (v) any entry into an employment agreement or consulting agreement with former employees calling for annual compensation in excess of $200,000; or (vi) any amendment to the articles or certificate of incorporation or charter, as applicable, or bylaws of the Company or any such Subsidiary which has not been filed with the state in which such entity is organized. No existing or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other collective labor action affecting the Company or any of its Subsidiaries or efforts to unionize the Company's or any of its Subsidiaries' employees exists on the date hereof.

  SECTION 4.7 Compliance with Law; Litigation. The businesses of the Company and its Subsidiaries are not being, and have never been, conducted in violation of any Laws, except for violations which in the aggregate do not constitute a Material Adverse Effect. Except as described in the SEC Filings made prior to the date hereof or as reflected in the Company's financial statements (including the notes thereto) referred to in Section 4.5 or in
Section 4.7 of the Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which, if adversely determined, could reasonably be expected to result in liability to the Company or any of its Subsidiaries in an amount in excess of $250,000, or restrain or prohibit consummation of the transactions contemplated hereby; nor is there any decree, injunction, judgment, order, ruling, assessment or writ ("ORDER") outstanding against the Company or any of its Subsidiaries which constitutes in the aggregate a Material Adverse Effect or would restrain or prohibit consummation of the transactions contemplated hereby.

  SECTION 4.8 Environmental Matters. (i) The Company and its Subsidiaries are and have always been in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to comply would not reasonably be expected in the aggregate to have a Material Adverse Effect, (ii) except as set forth in Section 4.8(ii) of the Disclosure Schedule there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws, and (iii) except as set forth in Section 4.8(iii) to the Disclosure Schedule there are no past or present events which reasonably would be expected to prevent compliance with, or have given rise to or will give rise to liability on the part of the Company or any of its Subsidiaries under, Environmental Laws where the failure to comply would not reasonably be expected, in the aggregate, to have a Material Adverse Effect. As used herein the term "ENVIRONMENTAL LAWS" shall mean Laws relating to pollution, waste control, the generation, presence or disposal of asbestos, hazardous or toxic wastes or substances, the protection of the environment, environmental activity or public health and safety.

  SECTION 4.9 Governmental Authorizations and Regulations. Except as set forth in Section 4.9 of the Disclosure Schedule, the Company and its Subsidiaries hold all licenses, permits, franchises, authorizations, consents, certificates of authority, or orders, or any waivers of the foregoing (collectively, "PERMITS") that are required by any Governmental Entity to permit each of them to conduct their respective businesses as now conducted, and all Permits are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement, except where the failure to hold or maintain such Permits would not in the aggregate be reasonably expected to have a Material Adverse Effect. No suspension, cancellation or termination of any of such Permits is threatened or imminent that would in the aggregate reasonably be expected to constitute a Material Adverse Effect.

   SECTION 4.10 Schedule 14D-9, Offer Documents and Schedule 14D-1. The
Schedule 14D-9 and any amendments and supplements thereto will, when filed with the SEC, comply in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser in writing for inclusion therein. None of the information supplied by the Company for inclusion in the Offer Documents or the Schedule 14D-1, and any amendments thereof, or supplements thereto, will, on the respective dates such materials are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  SECTION 4.11 Brokers. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Company or its Subsidiaries or any of their respective affiliates in connection with the negotiation, execution or performance of this Agreement, the Merger or the other transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement, the Merger or such transactions, except that the Financial Advisor has been employed as financial advisor to the Company, pursuant to arrangements that have been disclosed in writing to Parent and Purchaser, and as to whose fees, commissions, expenses and other charges the Company shall have full responsibility.

  SECTION 4.12 Employee Agreements and Benefits.

  (a) Except for those matters set forth in Section 4.12 of the Disclosure Schedule, (i) each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit, bonus, incentive, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans (whether or not subject to ERISA) maintained or sponsored by the Company or any of its Subsidiaries or by any entity that would be deemed a member of a controlled group of corporations with the Company under Section 414(b) of the Code or a trade or business under common control with the Company under Section 414(c) of the Code (any such entity, an "ERISA AFFILIATE"), for the benefit of any employee or former employee of the Company, any Subsidiary of the Company or any ERISA Affiliate (the "PLANS") is, and has been, operated in all material respects in accordance with its terms and in substantial compliance (including the making of governmental filings) with all applicable Laws, including ERISA and applicable provisions of the Code; (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") in a written determination letter to be so qualified, and to the knowledge of the Company, none of said determinations has been revoked by the IRS, nor has the IRS given any indication to the Company, any Subsidiary of the Company or any ERISA Affiliate that it intends to revoke any such determination, nor has any such Plan been operated in a manner that could reasonably be expected to cause the Plan to lose its tax-qualified status; (iii) neither the Company, nor any Subsidiary of the Company nor any ERISA Affiliate contributes or is obligated to contribute, or at any time within the last six years contributed or was obligated to contribute, to any "multiemployer plan" (as defined in Section 3(37) of ERISA); and (iv) there are no pending or, to the knowledge of the executive officers of the Company (including, but not limited to, the vice president for human resources of the Company), threatened claims by, on behalf of or against any of the Plans or any trusts related thereto, other than routine claims for benefits.

  (b) Neither the Company, nor any Subsidiary of the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or at any time within the past six years has sponsored, maintained or been obligated to contribute to, any Plan subject to Title IV of ERISA.

  (c) Except as set forth in Section 4.12 of the Disclosure Schedule, the Company has provided to Purchaser (i) a copy of the plan document and summary description for each Plan and of any related insurance contracts, insurance policies and trust agreements, and (ii) with respect to each Plan that is subject to ERISA, a copy of the most recent annual report (Form 5500 series) filed for such Plan.

  (d) Neither the Company, nor any Subsidiary of the Company nor any ERISA Affiliate has failed to make any contribution or payment to any Plan which has resulted or could result in the imposition of a material Lien (as defined in Section 4.15) or the posting of a material bond or other material security under ERISA or the Code.

  (e) Except as otherwise set forth in Section 4.12 of the Disclosure Schedule or as expressly provided for in this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of the Company, any Subsidiary of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, (ii) entitle any current or former employee or officer of the Company or any ERISA Affiliate to any severance benefit provided for under
Section 183 of Chapter 149 of the General Laws of the Commonwealth of Massachusetts, or (iii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director.

  (f) Section 4.12 of the Disclosure Schedule lists any employment, material consulting, bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, or other employee benefit arrangements, trusts, plans, funds, or other arrangements for the benefit or welfare of any director, officer, or employee of the Company or any of its Subsidiaries, copies of which have been delivered to Parent.

  (g) Except as set forth in Section 4.12 of the Disclosure Schedule, none of the employees of the Company or any of its Subsidiaries has been or currently is represented by an "employee organization" within the meaning of Section 3(4) of ERISA.

  SECTION 4.13 Fairness Opinion. The Company has received from the Financial Advisor, and provided to Parent, an executed copy of the opinion (the "FAIRNESS OPINION"). The Company has been authorized by the Financial Advisor to include the Fairness Opinion in the Offer Documents and the Proxy Statement and has not been notified by the Financial Advisor that the Fairness Opinion has been withdrawn or modified.

  SECTION 4.14 Material Agreements. Except as set forth in Section 4.14 of the Disclosure Schedule and except as described in, or filed as an exhibit to, the SEC Filings made prior to the date hereof, none of the Company or any of its Subsidiaries is a party to any Material Contract (as defined below). True copies of the Material Contracts, including all amendments and supplements, have been made available to Parent. Except for any of the following the failure of which to be true has not and would not in the aggregate be reasonably expected to have a Material Adverse Effect, (i) each Material Contract is valid and subsisting; (ii) the Company or the applicable Subsidiary has duly performed all its material obligations thereunder to the extent that such obligations to perform have accrued; and (iii) no breaches or defaults, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company, any of its Subsidiaries or, to the best knowledge of the Company, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance thereof will occur. Except as described in
Section 4.14 of the Disclosure Schedule, consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, the Company or any of its Subsidiaries under any Material Contract or any other contract to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound except where such terminations, modifications or accelerations would not in the aggregate be reasonably expected to have a Material Adverse Effect. For purposes of this Agreement, "MATERIAL CONTRACT" means any agreement, arrangement, bond, commitment, contract, franchise, indemnity, indenture, instrument, lease, license, understanding or undertaking, whether or not in writing, that (i) after June 30, 1996 obligates the Company or any of its Subsidiaries to pay, or entitles the Company or any of its Subsidiaries to receive, an amount of $2,500,000 or more annually, (ii) involves an extension of credit other than consistent with normal credit terms, (iii) contains non-competition, no solicitation or no hire provisions or (iv) is otherwise required to be described in or filed as an exhibit to the SEC filings.

  SECTION 4.15 Title to Properties; Encumbrances. Except as set forth in
Section 4.15 of the Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title to or other legal right to use all material properties and assets (real, personal and mixed, and tangible, but specifically excluding Intellectual Property which is covered in Section 4.16), including all such properties and assets that it or they purport to own or have a legal right to use as reflected on the Balance Sheet or acquired after the date thereof, except for properties and assets disposed of since June 30, 1996 in the ordinary course of business and consistent with past practice. Except as set forth in Section 4.15 of the Disclosure Schedule, none of such properties or assets reflected on the Balance Sheet or acquired after the date of the Balance Sheet are subject to any Lien except (i) statutory Liens not yet delinquent, (ii) Liens with respect to the properties or assets of the Company and its Subsidiaries taken as a whole that do not materially impair or materially interfere with the present use of the properties or assets subject thereto or affected thereby, or otherwise materially impair present business operations at such properties, (iii) Liens for taxes not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (iv) Liens identified in the SEC Filings made prior to the date hereof, and (v) other Liens which would not be reasonably expected to have in the aggregate a Material Adverse Effect. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind whatsoever in respect of such asset.

  SECTION 4.16 Intellectual Property.

  (a) Section 4.16 of the Disclosure Schedule lists all of the Intellectual Property (as hereinafter defined) in which the Company or any of its Subsidiaries have an ownership interest for which a governmental registration has been issued or applied. The Company and its Subsidiaries own or have the right to use all Intellectual Property utilized in connection with their businesses, as presently conducted, except for such Intellectual Property the absence of which would not in the aggregate be reasonably expected to have a Material Adverse Effect. Except as disclosed in Section 4.16 of the Disclosure Schedule, the Company and its Subsidiaries have not received any written notice to the effect that, or based on the circumstances have no reason to know that, the use of the Intellectual Property by the Company or its Subsidiaries in their business as presently conducted conflicts with any rights of any Person, including any Intellectual Property of any Person, except for any such conflicts would not in the aggregate be reasonably expected to have a Material Adverse Effect.

  (b) Except as set forth on Section 4.16 of the Disclosure Schedule: (i) neither the Company nor its Subsidiaries have granted any exclusive license or other exclusive rights to any Person to the Intellectual Property listed on
Section 4.16 of the Disclosure Schedule; and (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate or conflict with or adversely affect the Intellectual Property, except such breaches, violations, conflicts or adverse affects which would not in the aggregate be reasonably expected to have a Material Adverse Effect.

  As used in this Agreement, the following terms shall have the meanings set forth below: (i) "INTELLECTUAL PROPERTY" means any Intellectual Property Rights, unpublished works, inventions, research and development findings, inventories, computer firmware and software (existing in any form), marketing rights, contractual rights, licenses and all related agreements and documentation, other industrial and intellectual property rights, and all Marks; (ii) "INTELLECTUAL PROPERTY RIGHTS" means any and all industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark applications, service marks, service mark applications, copyrights, Know-How, Trade Secrets, and proprietary processes, formulae and other information; (iii) "KNOW-HOW" means any information, including invention records, research and development records and reports, experimental and engineering reports, pilot designs, production designs, production specifications, raw material specifications, quality control reports and specifications, drawings, photographs, models, tools, parts, algorithms, processes, methods, market and competitive analysis, computer software (in any form) and related documentation and other information possessed by the Company or its Subsidiaries, whether or not considered proprietary or a Trade Secret; (iv) "MARK" means any brand name, service mark, trademark, trade name, logo, and all registrations or applications for registration of any of the foregoing; and (v) "TRADE SECRETS" means any Know-How, formulae, patterns, devices, methods, processes, compilations of information, software or any other information, business or technical, (in any form) which is used in connection with the business of the Company or its Subsidiaries, as presently conducted, and which gives an opportunity to obtain an advantage over competitors who do not know or use it.

  SECTION 4.17 Tax Matters.

  (a) Except as set forth in Section 4.17 of the Disclosure Schedule, the Company has paid, or the Balance Sheet contains adequate provision for, all material Company Taxes (as defined herein) for the taxable period ended on the date of the Balance Sheet and all fiscal periods of the Company and its Subsidiaries prior thereto. The Company Taxes paid and/or incurred from the date of the Balance Sheet until the Effective Date include only the Company Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ending on the date of the Balance Sheet. All Tax Returns (as defined herein) required to be filed with respect to Company Taxes under federal, state, local or foreign Laws by the Company or any Subsidiary have been timely filed (taking into account any extensions of time for filing such Tax Returns), (ii) at the time filed, such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, correct and complete in all material respects and each of the Company and each of its Subsidiaries has timely paid all Company Taxes due and payable, (iii) there are no material Liens for Company Taxes upon the assets of the Company or any Subsidiary which are not provided for in the financial statements included in the SEC Filings made prior to the date hereof, except Liens for Company Taxes not yet due, and (iv) there are no material outstanding deficiencies for any Company Taxes proposed, asserted or assessed against the Company or any of its Subsidiaries which are not provided for in the financial statements included in the SEC Filings made prior to the date hereof (other than those which are being contested in good faith and either for which adequate reserves have been established or the amounts are immaterial). In addition, except in each case where the failure to do any of the following would not reasonably be expected in the aggregate to have a Material Adverse Effect, the Company and each of its Subsidiaries has properly accrued in all material respects all Company Taxes for periods subsequent to the periods covered by the Tax Returns filed by the Company or any such Subsidiary. The Company has made available copies of all such Tax Returns to Parent. Except as set forth in Section 4.17 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of the Company. Except as set forth in Section 4.17 of the Disclosure Schedule, no action, audit, examination, suit or other proceeding is pending or, to the Company's knowledge, threatened by any Governmental Entity for assessment or collection from the Company or any of its Subsidiaries of any Company Taxes, no unresolved claim for assessment or collection of any Company Taxes has been asserted against the Company or any of its Subsidiaries (other than those for which adequate reserves have been established, which are being contested in good faith or are immaterial), and all resolved assessments of the Company Taxes have been paid or are reflected in the Balance Sheet.

  (b) Except as disclosed in Section 4.17 of the Disclosure Schedule, there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Company Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Company Taxes is currently in force. Except as disclosed in Section 4.17 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes. Except as disclosed in Section 4.17 of the Disclosure Schedule, no claim has ever been made or, to the best knowledge of the Company, could be made by an authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth in Section 4.17 of the Disclosure Schedule none of the Company or its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S) 280G. None of the Company or its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any other person or entity (other than any of the Company and its Subsidiaries) under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign
Law), as a transferee or successor, by contract or otherwise. The unexpired net operating losses of the Company for federal income tax purposes, as of June 30, 1996, is set forth in Section 4.17 of the Disclosure Schedule.

  (c) As used in this Agreement, (i) "COMPANY TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) on the Company or any Subsidiary, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, and (ii) "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Company Taxes.

  SECTION 4.18 Interested Party Transactions. Except as set forth in the SEC Filings made prior to the date hereof, since the date of the Company's last proxy statement to its stockholders, no event has occurred that would be required to be reported by the Company as a "Certain Relationship" or "Related Transaction," pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  SECTION 4.19 Government Contracts.

  (a) Except as set forth in Section 4.19 of the Disclosure Schedule and except as would not in the aggregate reasonably be expected to have a Material Adverse Effect, with respect to each and every government contract and subcontract under a government contract, (collectively "GOVERNMENT CONTRACT") of the Company and its Subsidiaries: (i) the Company and its Subsidiaries have complied in all respects with all material terms, conditions, representations and certifications of each government contract and proposal submitted for any such government contract; (ii) the Company and its Subsidiaries have complied in all respects with all requirements of all applicable Laws or agreements, including but not limited to, the cost accounting standards and cost principles, pertaining to each government contract and proposal submitted for any such government contract; (iii) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect or threatened pertaining to any government contract and proposal submitted for any such agreement contract; and (iv) no Governmental Entity has provided the Company or its Subsidiaries with written notice of any cost incurred by the Company and its Subsidiaries pertaining to such government contract which has been questioned, challenged or disallowed or has been the subject of any investigation.

  (b) Except as set forth in Section 4.19 of the Disclosure Schedule, (i) neither the Company or its Subsidiaries nor, to the best knowledge of the Company, any of their directors, officers, employees, consultants or agents engaged in the business of the Company or its Subsidiaries is (or during the last six years has been) under administrative, civil or criminal investigation, notice of proposed debarment or suspension, indictment or information or equivalent official governmental charge or allegation by any Governmental Entity or other Person with respect to any alleged irregularity, misstatement or omission or other matter arising under or relating to any government contract or proposal submitted for any such government contract and
(ii) except as would not in the aggregate reasonably be expected to have a Material Adverse Effect, there is no irregularity, misstatement or omission or other matter arising under or relating to any government contract or proposal therefore that has led or could reasonably be expected to lead, either before or after the Effective Time, to any of the consequences set forth in clause
(i) of this sentence.

  (c) Except as set forth in Section 4.19 of the Disclosure Schedule and except as would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Company, there exist (i) no outstanding claims, requests for equitable adjustment, audits, disputes or other contractual action for relief against the Company and its Subsidiaries, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other person, arising under or relating to any government contract, performance of any government contract or otherwise, and (ii) no settlement, compromise or similar agreements waiving, releasing or abandoning any claim, entitlement, right or defense of the Company or its Subsidiaries relating to the U.S. Government, any prime contractor, subcontractor, vendor or other person.

  (d) Except as set forth in Section 4.19 of the Disclosure Schedule and except as in the aggregate would not reasonably be expected to have a Material Adverse Effect, no government contract contains Organization Conflict of Interest ("OCI") clauses or other similar provisions that might restrict or preclude Parent or any of its affiliates from supplying products or services to any Governmental Entity or supplier thereto.

  SECTION 4.20 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statue or regulation enacted under state or federal laws in the United States (each a "TAKEOVER STATUTE") including Chapters 110C-110F of the Massachusetts General Laws, applicable to the Company or any of the its Subsidiaries is applicable to the execution, delivery and performance of this Agreement or the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement.

                                  ARTICLE 5.
            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

  Each of Parent and Purchaser represents and warrants to the Company as follows:

  SECTION 5.1 Organization. Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of New York. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Parent and Purchaser have all necessary corporate power and authority to own their respective properties and assets and to carry on their respective businesses as now conducted and are duly qualified or licensed to do business as foreign corporations in good standing in all jurisdictions in which the character or the location of the assets owned or leased by any of them or the nature of the business conducted by any of them requires licensing or qualification except where the failure to be so qualified would not have a material adverse effect on the consummation of the transactions contemplated hereby.

  SECTION 5.2 Authority. Each of Parent and Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder; the execution, delivery and performance by Parent and Purchaser of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on either of their part and no other corporate proceedings on either of their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes a valid and binding obligation of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms, except as (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the courts before which any proceeding therefor may be brought.

  SECTION 5.3 Schedule 14D-1, Offer Documents and Schedule 14D-9. The Offer Documents and the Schedule 14D-1 and all amendments and supplements thereto, will, when filed with the SEC, comply in all material respects with the Exchange Act, except that no representation is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company for inclusion therein. None of the information supplied by Parent or Purchaser for inclusion in Schedule 14D-9 and any amendments thereof or supplements thereto will, on the respective dates such materials are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  SECTION 5.4 Effect of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the making of the Offer, by Parent and Purchaser will not constitute a breach or violation of or a default under (i) the Articles of

Incorporation or the Bylaws of Parent or Purchaser, (ii) any applicable Law,
(iii) any Permit issued by a Governmental Entity or otherwise, or (iv) any indenture, agreement or instrument of Parent or Purchaser or to which Parent or Purchaser or any of their respective properties is subject, other than in the case of (i) through (iv) above, breaches, violations or defaults which would not prevent, materially hinder or make materially more burdensome the consummation by Parent or Purchaser of the transactions contemplated hereby. Except for compliance with the HSR Act, the Exchange Act, the securities Laws of the various states and the filing of the Articles of Merger pursuant to the Massachusetts BCL, the consummation by Parent and Purchaser of the transactions contemplated hereby will not require the consent or approval of or filing with any Governmental Entity or other third party.

  SECTION 5.5 Financing. Parent has, and will provide to Purchaser prior to the expiration of the Offer, all funds necessary for the purchase of the Shares pursuant to the Offer. Prior to the Effective Time, Purchaser will have all funds necessary to consummate the Merger and to consummate all other transactions contemplated hereunder.

  SECTION 5.6 Brokers. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Parent or Purchaser or any of their respective affiliates in connection with the negotiation, execution or performance of this Agreement, the Merger or the other transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement, the Merger or such transactions, except that Goldman, Sachs & Co. has been employed as financial advisor to Parent and Purchaser, who have full responsibility for their fees, commissions, expenses and other charges.

                                  ARTICLE 6.
                                   COVENANTS

  SECTION 6.1 No Solicitation.

  (a) The Company and its Subsidiaries will not, and will cause their respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company or any of its Subsidiaries (collectively, the "REPRESENTATIVES"), as applicable, not to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal (as defined below), (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal,
(iii) except as permitted below, enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or (iv) except as permitted below, participate in any discussions regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal (other than the transactions contemplated hereby). Notwithstanding the foregoing, in response to any unsolicited Acquisition Proposal, the Company may (at any time prior to the consummation of the Offer) furnish information concerning its business, properties or assets to the Person or group (a "POTENTIAL ACQUIROR") making such unsolicited Acquisition Proposal and participate in negotiations with the Potential Acquiror if (x) the Company's Board of Directors is advised by one or more of its independent financial advisors that such Potential Acquiror has the financial wherewithal to consummate without undue delay such an Acquisition Proposal, (y) the Company's Board of Directors reasonably determines, after receiving advice from the Company's financial advisor, that such Potential Acquiror has submitted an Acquisition Proposal that involves consideration to the Company's shareholders that are superior to the Offer and the Merger, and (z) based upon advice of counsel to such effect, the Company's Board of Directors determines in good faith that it is necessary to so furnish information and/or negotiate in order to comply with its fiduciary duty to stockholders of the Company. In the event the Company shall determine to provide any information as described above or shall receive any offer of the type referred to in this Section 6.1(a), it shall (x) promptly inform Parent as to the fact that such an offer has been received and/or such an offer has been received and/or information is to be provided, (y) promptly provide Parent with a copy of any written offer or other materials received by Company, its Subsidiaries or Representatives in connection therewith, and (z) if such offer is not in writing, promptly furnish to Parent in writing the identity of the recipient of such information and/or the proponent of such offer and a summary of the terms thereof. The Company agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement with confidential information and no solicitation/no hire provisions substantially similar to those set forth in the Confidentiality Agreement (as defined in Section 6.4 hereof). The Company will keep Parent fully informed of the status and details, including amendments or proposed amendments to any such Acquisition Proposal.

  (b) The Board of Directors of the Company (x) shall not withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of such Board of Directors of this Agreement, the Offer or the Merger or (y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, in connection with a Superior Offer, such Board of Directors determines in good faith, based on advice of outside legal counsel, that it is necessary to do so in order to comply with such Board of Directors' fiduciary duties under applicable Law.

  (c) For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any bona fide proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of Subsidiaries, or any material equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving either the Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of any material portion of the assets of, or any material equity interest in, the Company and its Subsidiaries.

  (d) The term "SUPERIOR OFFER" means a bona fide offer to acquire, directly or indirectly, for consideration consisting of cash and/or securities, two-thirds or more of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in its good faith reasonable judgment to be more favorable to the Company's shareholders than the Offer and the Merger (based on advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors, based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such third party and for which the Board of Directors determines, in its good faith reasonable judgment, that such proposed transaction is reasonably likely to be consummated without undue delay.

  SECTION 6.2 Appraisal Rights. The Company shall not settle or compromise any claim for appraisal rights in respect of the Merger without the prior written consent of Parent or Purchaser.

  SECTION 6.3 Conduct of Business of the Company. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement (including matters specifically identified in Section 6.3 of the Disclosure Schedule) or as otherwise approved in writing by Parent or Purchaser, the Company shall conduct, and it shall cause each of its Subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, subject to the limitations contained in this Agreement, and the Company shall, and it shall cause each of its Subsidiaries to, use its or their reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all Persons with which the Company has significant business relations. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, after the date of this Agreement and prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior consent of
Purchaser:

  (i) amend or propose to amend its Articles of Organization or Bylaws (or comparable governing instruments);

  (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of its Subsidiaries including any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its Subsidiaries, or enter into any agreement, understanding or arrangement with respect to the purchase or voting of shares of its capital stock, except for the issuance of Shares pursuant to the exercise of Options or the conversion of the Subordinated Notes outstanding on the date of this Agreement, in accordance with their present terms, and issuances of up to 120,000 Shares and options under the ESPP to employees in the ordinary course of business;

  (iii) split, combine or reclassify any shares of its capital stock, make any other changes in its capital structure, or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a Subsidiary wholly owned by the Company, or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities, except for the repurchase of shares of common stock from employees, consultants or directors of the Company upon termination of their relationship with the Company in accordance with existing contractual rights or obligations of repurchase;

  (iv) (a) except for debt (including, but not limited to, obligations in respect of capital leases) not in excess of $7,000,000 per month or $30,000,000 in the aggregate for all entities combined, create, incur or assume any short-term debt, long-term debt or obligations in respect of capital leases; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person, except for obligations of the Company or any wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice; (c) make any capital expenditures other than in the ordinary course in amounts not to exceed $7,000,000 per month or $30,000,000 in the aggregate; (d) or make any loans, advances or capital contributions to, or investments in, any other Person (other than customary relocation loans to employees made in the ordinary course of business consistent with past practice); or (e) acquire the stock or substantially all the assets of, or merge or consolidate with, any other Person;

  (v) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any material assets or properties (including Intellectual Property), real, personal or mixed (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) disposition of obsolete or worthless assets and (iii) encumbrances on assets to secure purchase money financings of equipment and capital improvements);

  (vi) (A) increase the compensation of any of its or their directors, officers or key employees, except pursuant to the terms of agreements or plans currently in effect; (B) pay or agree to pay any pension, retirement or other employee benefit provided in any existing plan, agreement or arrangement to any director, officer or key employee except in the ordinary course and consistent with past practice; (C) commit, other than pursuant to any existing collective bargaining agreement, to any additional pension, profit sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or key employee, whether past or present; (D) amend, in any material respect, any such plan, agreement or arrangement; or (E) enter into, adopt or amend any employee benefit plans or employment or severance agreement, or (except for normal increases in the ordinary and usual course of business for employees with annual base cash compensation of less than $80,000) increase in any manner the compensation of any employees;

  (vii) settle or compromise any claims or litigation involving payments by the Company or any of its Subsidiaries of more than $250,000 in any single instance or related instances, or that otherwise are material;

  (viii) make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary and usual course of business consistent with past practices;

  (ix) enter into any license with respect to Intellectual Property unless such license is non-exclusive and entered into in the ordinary course consistent with past practice or in accordance with existing contracts or other agreements;

  (x) take any action or omit to take any action, which action or omission would result in a breach of any of the covenants, representations and warranties of the Company set forth in this Agreement;

  (xi) enter into any lease or amend any lease of real property other than in the ordinary course of business consistent with past practice;

  (xii) change any accounting practices, other than in the ordinary course and consistent with past practice;

  (xiii) fail to use reasonable business efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

  (xiv) fail to pay all accounts payable and other obligations, when they become due and payable, in the ordinary course of business consistent with past practice and with the provisions of this Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Purchaser;

  (xv) fail to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all Permits necessary for, or otherwise material to, such business; or

  (xvi) agree, commit or arrange to do the foregoing.

  SECTION 6.4 Access and Information. The Company shall, upon reasonable notice and subject to government security restrictions and restrictions contained in confidentiality agreements to which it is subject, give to Parent, Purchaser and their representatives full access to all of their employees, and to all the premises and books and records of the Company and its Subsidiaries and shall, and shall cause its Subsidiaries, officers and independent auditors to furnish to Parent, Purchaser and their representatives and designees such financial and operating data and other information, including access to the working papers of its independent auditors, with respect to its business and properties and the business and properties of its Subsidiaries as Parent or Purchaser shall from time to time reasonably request. Any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company and its Subsidiaries. No investigation pursuant to this Section shall affect or be deemed to modify any representations or warranties made in this Agreement or the conditions to the obligations of the parties to consummate the Merger. The Confidentiality Agreement dated April 26, 1997 (the "CONFIDENTIALITY AGREEMENT"), between Parent and the Company shall apply to the information provided pursuant to this Section 6.4.

  SECTION 6.5 Certain Filings, Consents and Arrangements.

  (a) Parent, Purchaser and the Company shall use their reasonable best efforts to obtain any Permits necessary for the consummation of the transactions contemplated by this Agreement, provided that the Company shall not, without the consent of Parent (which consent shall not be unreasonably withheld), agree to any amendment to any material instrument or agreement to which it is a party.

  (b) Parent, Purchaser and the Company shall cooperate with one another (i) in promptly determining whether any filings are required to be made or Permits are required to be obtained under any Law or otherwise (including from other parties to Material Contracts) in connection with the consummation of the Offer and the Merger and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such Permits.

  (c) Each party shall use its reasonable best efforts promptly to take, or cause to be taken, all actions and promptly to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement; provided that nothing in this Section 6.5 shall require any party hereto to proffer such party's willingness to accept an Order providing for divestiture of its assets or businesses which amount to 7.5% or more of Company's assets or earning power. The Company shall take all actions reasonably requested by Parent to ensure the orderly transition of the business of the Company and to preserve and maintain the Company's business relationships.

  SECTION 6.6 State Takeover Statutes. The Company shall, upon the request of Parent or Purchaser, take all reasonable steps to assist in any challenge by Parent or Purchaser to the validity or applicability to the Offer or Merger of any state takeover statutes.

  SECTION 6.7 Compliance with Antitrust Laws. Each party shall as promptly as practicable make all filings necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), or to comply with any other request or demand by a Governmental Entity investigating the Offer or the Merger under applicable antitrust Laws. Each party shall use its reasonable best efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to the Offer or the Merger. Nothing in this Section 6.7 shall require any party hereto to proffer such party's willingness to accept an Order providing for divestiture of its assets or businesses which amount to 7.5% or more of Company's assets or earning power.

  SECTION 6.8 Press Releases. Parent, Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange.

  SECTION 6.9 Indemnification; Insurance.

  (a) From and after the consummation of the Offer, Parent shall cause the Company and, after the Effective Time, the Surviving Corporation to indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries (each an "INDEMNIFIED PARTY") against all losses, claims, damages or liabilities arising out of actions or omissions in their capacity as a director or officer of the Company or a Subsidiary occurring on or prior to the consummation of the Offer to the maximum extent permitted or required under the Massachusetts BCL and the Company's Bylaws in effect on the date hereof, including provisions with respect to advances of expenses incurred in the defense of any action or suit, provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the Massachusetts BCL and the Company's Bylaws shall be made by independent legal counsel selected in good faith by the Surviving Corporation. From and after the consummation of the Offer, Parent shall cause the Company and, after the Effective Time, the Surviving Corporation, to pay from time to time in advance of the disposition of any such action, suit or other proceeding expenses, including counsel fees, reasonably incurred by the Indemnified Party in connection with any such action, suit or other proceeding; provided that such Indemnified Party shall undertake to repay the amounts so paid if it is ultimately determined that indemnification for such expenses is not authorized under this Agreement or otherwise.

  (b) From and after the consummation of the Offer, Parent shall cause the Company and, after the Effective Time, the Surviving Corporation to maintain the Company's existing officers' and directors' liability insurance ("D&O INSURANCE") in full force and effect without reduction of coverage for a period of three years after the Effective Time; provided that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 200% of the last annual premium paid prior to the date hereof (the "CURRENT PREMIUM"); and, provided, further, that if the existing D&O Insurance expires, is terminated or canceled during the 3-year period, the Surviving Corporation will use reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 200% of the Current Premium.

  (c) The Company will maintain, through the Effective Time, the Company's existing D&O Insurance in full force and effect without reduction of coverage.

  (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the obligations of the Surviving Corporation set forth in this Section 6.9, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this
Section 6.9.

  SECTION 6.10 Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser, and Parent or Purchaser shall give prompt notice to the Company, of (i) any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, involving or affecting the Company or any of its Subsidiaries or any of their property or assets, that relate to the Offer or the Merger, (ii) the occurrence, or failure to occur, of any event that would be likely to cause (with the passage of time or otherwise) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or, in the case of the Company, a Material Adverse Effect, and (iii) any material failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

  SECTION 6.11 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (including, in the case of the Company, the costs of printing the Proxy Statement), whether or not the Offer or the Merger is consummated.

  SECTION 6.12 Actions Regarding the Rights.

  Prior to the execution of this Agreement, the Company, in accordance with the terms and provisions of the Common Stock Rights Agreement dated as of June 23, 1988 between the Company and The First National Bank of Boston, as Rights Agent (the "RIGHTS AGREEMENT"), has amended the Rights Agreement so that the transactions contemplated by this Agreement are exempted from certain provisions of the Rights Agreement and a "Common Stock Event" thereunder will not occur as a result of such transactions. The Company, with the consent of Parent, shall continue to take all actions necessary to cause the transactions contemplated by this Agreement to remain exempted from such provisions of the Rights Agreement, including, if desirable, entering into further amendments to the Rights Agreement or causing the rights issued under the Rights Agreement (the "RIGHTS") to be extinguished, canceled or redeemed.

  SECTION 6.13 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that Parent shall have the right to prevent the Company from entering into any such settlement without Parent's consent if Parent agrees to indemnify the Company and each director of the Company for the amount of its, his or her liability, if any, arising from the underlying claim, net of any insurance proceeds received by such person, that is in excess of the amount that such person would have been liable for under such settlement.

                                  ARTICLE 7.
                           CONDITIONS TO THE MERGER

  SECTION 7.1 Conditions to the Obligations of Parent, Purchaser and the Company. The obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

  (a) the stockholders of the Company shall have duly approved the Merger, if required by applicable Law; and

  (b) the consummation of the Merger shall not be precluded by any order or injunction of a court of competent jurisdiction (each party agreeing to use its reasonable best efforts to have any such order reversed or injunction lifted), and there shall not have been any action taken or any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that makes consummation of the Merger illegal.

  SECTION 7.2 Conditions to the Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of the following additional conditions:

  (a) the Company shall have performed in all material respects the covenants and agreements set forth herein to be performed by it at or prior to the Effective Time;

  (b) the representations and warranties of the Company in Article 4 shall be true and correct in all material respects on the date as of which made and on the Effective Date with the same force and effect as though made on and as of such date;

  (c) there shall not have occurred after the completion of the Offer any material adverse change in the business of the Company and its Subsidiaries taken as a whole, except for such changes that are caused by the Company's compliance with the terms of this Agreement and the Offer or that are contemplated hereby;

  (d) no governmental or other action or proceeding shall have been commenced after completion of the Offer that (a) in the opinion of Parent's or Purchaser's counsel is more likely than not to be successful, and (b) either
(i) seeks an injunction, a restraining order or any other Order seeking to prohibit, restrain, invalidate or set aside consummation of the Merger or (ii) if successful, would have a Material Adverse Effect; and

  (e) the Company shall have delivered to Parent and Purchaser a certificate, as of the Effective Time, executed by a senior executive officer of the Company, to the effect that, to the best of such officer's knowledge, the conditions set forth in this Section 7.2 have been fulfilled.

  SECTION 7.3 Conditions to the Company's Obligation. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or before the Effective Time, of the following additional conditions:

  (a) Parent and Purchaser shall have performed in all material respects the covenants and agreements set forth herein to be performed by them at or prior to the Effective Time;

  (b) The representations and warranties of Parent and Purchaser set forth in
Article 5 shall be true and correct in all material respects on the date as of which made and on the Effective Date with the same force and effect as though made on and as of such date; and

  (c) Parent and Purchaser shall have each delivered to the Company a certificate, dated the date of the Effective Time and executed in each case by a senior executive officer thereof, that to the best of such officer's knowledge, the conditions set forth in this Section 7.3 have been fulfilled.

  SECTION 7.4 Exception. The conditions set forth in Section 7.2 and 7.3 hereof shall cease to be conditions to the obligations of any of the parties hereto if Purchaser shall have accepted for payment and paid for Shares validly tendered pursuant to the Offer.

                                  ARTICLE 8.
                                 MISCELLANEOUS

  SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

  (a) subject to Section 1.5, by the mutual consent of Parent and the Company;

  (b) by either the Company, on the one hand, or Parent and Purchaser, on the other hand:

  (i) if the Shares shall not have been purchased pursuant to the Offer on or prior to the Final Termination Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase the Shares pursuant to the Offer on or prior to such date; or

  (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or prohibiting Parent or Purchaser to acquire or hold or exercise rights of ownership of the Shares except such prohibitions which would not reasonably be expected to have a Material Adverse Effect or prevent the consummation of the Offer prior to the Final Termination Date, and such order, decree, ruling or other action shall have become final and non-appealable;

  (c) by the Company:

  (i) if, prior to the purchase of Shares pursuant to the Offer the Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger (or the Board of Directors resolves to do any of the foregoing) as a result of a Superior Offer, and if concurrently with such termination the Termination Fee (as defined in Section 8.2) is paid to Parent; or

  (ii) if Parent or Purchaser shall have terminated the Offer, or the Offer shall have expired, without Purchaser purchasing any Shares pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this
Section 8.1(c)(ii) if the Company's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, termination of the Offer or the failure of Purchaser to purchase any Shares pursuant to the Offer; or

  (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the Conditions, the Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) if the Company's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent, Purchaser or any affiliate to commence the Offer; or

  (iv) prior to the purchase of Shares pursuant to the Offer, (x) if any representation or warranty of Parent and Purchaser set forth in this Agreement shall be untrue in any material respects when made, or (y) upon a breach in any material respect of any covenant or agreement on the part of Parent or Purchaser set forth in this Agreement, in each case where such misrepresentation or breach would result in a failure to satisfy any of the Conditions, provided, that, if any such breach is curable by

Parent or Purchaser through the exercise of its reasonable best efforts prior to the Final Termination Date and for so long as Parent or Purchaser continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(c)(iv); or

  (d) by Parent and Purchaser:

  (i) if, prior to the purchase of the Shares pursuant to the Offer, the Board of Directors shall have (A) withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, (B) recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, Purchaser, or their affiliates (or the Board of Directors resolves to do any of the foregoing); or

  (ii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the Conditions, Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that neither Parent nor Purchaser may terminate this Agreement pursuant to this Section 8.1(d)(ii) if the failure of Purchaser or Parent to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Parent, Purchaser or any affiliate to commence the Offer; or

  (iii) prior to the purchase of Shares pursuant to the Offer, (i) if any representation or warranty of the Company set forth in this Agreement shall be untrue in any material respect when made or (ii) upon a breach in any material respect of any covenant or agreement on the part of the Company set forth in this Agreement, in each case where such misrepresentation or breach would cause any of the Conditions not to be met, provided, that, if any such breach is curable by the Company through the exercise of its reasonable best efforts prior to the Final Termination Date and for so long as the Company continues to exercise such reasonable best efforts, neither Parent nor Purchaser may terminate this Agreement under this Section 8.1(c)(iii); or

  (iv) any Person or group shall have become the beneficial owner of 20% or more of the outstanding Shares; or

  (v) if the Company shall have failed to file its Schedule 14D-9 with the SEC within 10 business days of the commencement of the Offer;

  provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(c)(i), and neither Parent nor Purchaser shall terminate this Agreement pursuant to Section 8.1(d)(i), if any Shares are purchased by Purchaser pursuant to the Offer.

  SECTION 8.2 Effect of Termination.

  (a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers, employees, shareholders, representatives, agents or advisors other than, with respect to Parent, Purchaser and the Company, the obligations pursuant to this Article 8 and the last sentence of
Section 6.4. Nothing contained in this Section 8.2(a) shall relieve Parent, Purchaser or the Company from liability for willful breach of this Agreement.

  (b) The Company shall pay to Parent by wire transfer $13.5 million (the "TERMINATION FEE"), upon demand, if (i) the Company terminates this Agreement pursuant to Section 8.1(c)(i), in which case the Termination Fee must be paid simultaneously with such termination, (ii) Parent or Purchaser terminates this Agreement pursuant to Section 8.1(d)(i), or (iii) this Agreement is terminated for any reason (other than as a result of (x) the failure of Parent or Purchaser to fulfill any material obligation under this Agreement, (y) the applicable waiting period under the HSR Act shall not have expired or been terminated on or prior to the Final Termination Date or (z) the failure of any of the Conditions set forth in paragraph (iii)
(a) of Exhibit A hereto or the Conditions set forth in paragraph (iii) (d) of Exhibit A hereto to be satisfied or waived by Parent on or prior to the Final Termination Date), at any time after an Acquisition Proposal has been made and within nine months after such a termination, the Company completes either (x) a merger, consolidation or other business combination between the Company or a Subsidiary of the Company and any other Person (other than Parent, Purchaser or an affiliate of Parent) or (y) the sale of 30% or more (in voting power) of the voting securities of the Company or of 30% or more (in market value) of the assets of the Company and its Subsidiaries, on a consolidated basis.

  (c) Concurrently with the execution hereof the Company is issuing to Parent an option to purchase 4,225,000 Shares at a price per Share equal to $29.00 (such option is referred to herein as the "TERMINATION OPTION"), in the form set forth as Exhibit B hereto.

  SECTION 8.3 Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be. The covenants and agreements contained in this Agreement shall survive the Effective Time or termination of this Agreement, as the case may be, and shall continue until they terminate in accordance with their terms.

  SECTION 8.4 Waiver and Amendment. Subject to Section 1.5, any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. Subject to Section 1.5, this Agreement may be amended or supplemented at any time, except that after approval hereof by the stockholders of the Company, no amendment shall be made which decreases the Merger Consideration or that in any other way materially adversely affects the rights of such stockholders (other than a termination of this Agreement) without the further approval of such stockholders. No such waiver, amendment or supplement shall be effective unless in writing and signed by the party or parties intended to be bound thereby.

  SECTION 8.5 Entire Agreement. Except for the Confidentiality Agreement, (which is hereby incorporated herein by this reference) and the Termination Option, this Agreement (a) contains the entire agreement among Parent, Purchaser and the Company with respect to the Offer, the Merger and the other transactions contemplated hereby, and supersedes all prior agreements among the parties with respect to such matters, and (b) is not intended to confer upon any other persons any rights or remedies hereunder. The parties hereto acknowledge that the Confidentiality Agreement remains in full force and effect and is unmodified, except that paragraph 7 thereof is terminated and of no further force or effect.

  SECTION 8.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in that State, except to the extent Massachusetts law is mandatorily applicable to the Merger.

  SECTION 8.7 Headings. The descriptive headings contained herein are for convenience and reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 8.8 Notices. All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested addressed as follows:

      If to the Company:

      BBN Corporation
      150 Cambridge Park Drive
      Cambridge, MA 02140
      Attention: General Counsel
      Telecopy: (617) 873-3408

      With a copy to:

      Ropes & Gray
      One International Place
      Boston, MA 02110
      Attention: Robert Hayes
      Telecopy: (617) 951-7050

      If to Purchaser or Parent:

      GTE Corporation
      One Stamford Forum
      Stamford, CT 06904
      Attention: Senior Vice President
       and General Counsel
      Telecopy: (203) 965-3464

      With a copy to:

      O'Melveny & Myers LLP
      153 East 53rd Street, 54th Floor
      New York, NY l0066
      Attn: Jeffrey J. Rosen, Esq.
      Telecopy: (212) 326-2061

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

  SECTION 8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

  SECTION 8.10 Parties in Interest; Assignment. This Agreement is binding upon and is solely for the benefit of the parties and their respective successors, legal representatives and assigns except that Section 6.9 shall be for the express benefit of the persons in the categories referred to therein. Parent and Purchaser shall have the right (i) to assign to one or more direct or indirect wholly owned Subsidiaries of the Parent any and all rights and obligations of Purchaser under this Agreement, including the right to substitute in Purchaser's place such a Subsidiary as one of the constituent corporations in the Merger (if such Purchaser assumes all of the obligations of Purchaser in connection with the Merger), (ii) to transfer to one or more direct or indirect wholly owned Subsidiaries of Parent the right to purchase Shares tendered pursuant to the Offer and (iii) to restructure the transaction to provide for the merger of the Company with and into Purchaser or any such other corporation as provided above. If Parent or Purchaser exercise their right to so restructure the transaction, the Company shall promptly enter into appropriate agreements to reflect such restructuring. In any such event the amounts to be paid to holders of Shares shall not be reduced nor shall there be any material delay of the Effective Time.

  SECTION 8.11 Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which any party is entitled at law or in equity.

  SECTION 8.12 Certain Undertakings of Parent. Parent shall perform, or cause to be performed, any obligation of Purchaser (or any successor person pursuant to Section 8.10) under this Agreement which shall have been breached by Purchaser (or such successor).

  SECTION 8.13 Interpretation. The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the best knowledge of" or any similar phrase shall mean such facts and other information which as of any date of determination are known to any vice president, chief financial officer, controller, or any officer superior to any of the foregoing, of the referenced party. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 5, 1997. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

  SECTION 8.14 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable; provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

                 [Remainder of Page Intentionally Left Blank]

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the date first written above.

                                          GTE CORPORATION


                                             /s/ Kent B. Foster
                                          By: _________________________________
                                             Name: Kent B. Foster
                                             Title: President

                                             /s/ Marianne Drost
                                          By: _________________________________
                                             Name: Marianne Drost
                                             Title: Secretary

                                          GTE MASSACHUSETTS INCORPORATED


                                             /s/ Robert C. Calafell
                                          By: _________________________________
                                             Name: Robert C. Calafell
                                             President

                                             /s/ James A. Attwood
                                          By: _________________________________
                                             Name: James A. Attwood
                                             Treasurer

                                          BBN CORPORATION


                                             /s/ John Montjoy
                                          By: _________________________________
                                             Name: John Montjoy
                                             Senior Vice President

                                             /s/ Bruce Haskin
                                          By: _________________________________
                                             Name: Bruce Haskin
                                             Treasurer

                                   EXHIBIT A
                                      TO
                         AGREEMENT AND PLAN OF MERGER

                            CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including without limitation, Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered shares, or may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated, (ii) the number of Shares validly tendered and not withdrawn when added to the Shares then beneficially owned by Parent does not constitute two-thirds of the Shares then outstanding, or (iii) on or after the date of this Agreement and at or before the time of payment for the Shares, any of the following events shall occur and be continuing:

  (a) there shall have occurred and be continuing (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc., (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having had or being reasonably likely to have a Material Adverse Effect or would restrain, prohibit or delay beyond the Final Termination Date the consummation of the Offer, (4) any limitation or proposed limitation (whether or not mandatory) by any Governmental Entity, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, (5) from the date of this Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index or (6) in the case of any of the situations described in clauses (1) through (5) inclusive, existing at the date of this Agreement, a material acceleration, escalation or worsening thereof;

  (b) (i) the representations and warranties of the Company set forth in this Agreement shall not have been true and correct in any material respect on the date hereof or (ii) the representations and warranties of the Company set forth in this Agreement shall not be true and correct in any respect as of the scheduled expiration date (as such date may be extended) of the Offer as though made on or as of such date or the Company shall have breached or failed in any respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it except, in each case with respect to clause (ii), (x) for changes specifically permitted by this Agreement and (y) (A) for those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of representations and warranties (without giving effect to any limitation based on "materiality," "Material Adverse Effect" or words of similar effect set forth therein) to be true and correct, or the performance or compliance with such obligations, agreements or covenants, would not in the aggregate reasonably be expected to have a Material Adverse Effect;

  (c) there shall be any action or proceeding commenced by or before, or threatened in writing by, any Governmental Entity, which has a reasonable likelihood of success and which, if decided adversely to the Company, would have a Material Adverse Effect or would restrain, prohibit or delay beyond the Final Termination Date the consummation of the Offer, and if decided adversely to Parent, would have the effect of (i) making the purchase of, or payment for, some or all of the Shares pursuant to the Offer or the Merger or otherwise illegal, or resulting in a material delay in the ability of Parent or Purchaser to accept for payment or pay for some or all of the Shares, (ii) compelling Parent or Purchaser to dispose of or hold separately all or any material portion of the Company's or Parent's business or assets, (iii) making illegal, or otherwise directly or indirectly restraining or prohibiting or imposing material financial burdens, penalties or, fines or requiring the payment of material damages in connection with the making of, the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Parent or Purchaser, the consummation of the Offer or the Merger, (iv) otherwise preventing consummation of the Offer or the Merger, or (v) imposing limitations on the ability of Parent or Purchaser effectively (A) to acquire, hold or operate the business of the Company and its Subsidiaries taken as a whole or (B) to exercise full rights of ownership of the Shares acquired by it, including, but not limited to, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, which, in either case, would effect a material diminution in the value of the Company or the Shares;

  (d) there shall been any Law enacted, promulgated, entered or deemed applicable to the Offer or the Agreement or any other action shall have been taken or threatened in writing, by any Governmental Entity on or after the date of the Offer that would reasonably be expected to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above;

  (e) the Board of Directors of the Company shall have publicly (including by amendment of its Schedule 14D-9) withdrawn or adversely modified its recommendation of acceptance of the Offer; or

  (f) since the date hereof, there shall have occurred any event or events that, singly or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect; or

  (g) the Agreement shall have been terminated in accordance with its terms, or Parent or Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer; which, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such conditions, makes it in the sole discretion of Parent inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for the Shares.

  The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

                                   EXHIBIT B

                                       TO

                          AGREEMENT AND PLAN OF MERGER

                           FORM OF TERMINATION OPTION


                                      B-1